EXHIBIT 99.1

First Quarter 2018
Conference Call Script
February 2, 2018
9:00 a.m.

Yolanda Kokayi

Good morning everyone. Welcome to Mueller Water Products’ 2018 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2017 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the first quarter’s results and outlook for the full year are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-866-380-8124. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Yolanda.

Thank you for joining us today as we discuss our 2018 first quarter results. I'll give you a quick overview of the quarter and then Martie will follow with additional analysis. I will then provide some further color on key performance indicators later in the call. We will finish up with an updated discussion of our outlook for 2018.

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Overall, I was pleased by the 6.6 percent growth in consolidated net sales. We had a strong, 9.4 percent increase in Infrastructure net sales, primarily driven by higher shipment volumes, the addition of Singer Valve and favorable pricing. These factors were partially offset by lower volumes in Technologies’ meter business.

From an operating perspective, we benefited from ongoing manufacturing productivity improvements this quarter, however we continued to experience rising material costs, particularly in brass, which increased 3.6 percent sequentially and 23.8 percent year-over-year.

You have heard much about tax legislation and we will spend time on it this morning. The new tax legislation improved our first quarter earnings and will be an ongoing benefit by providing additional liquidity and earnings. We will continue to balance our capital allocation among strategic investments to strengthen and grow the business, while at the same time returning cash to shareholders through share repurchases and dividends. We repurchased $10 million worth of shares during the first quarter, and we recently declared a 25 percent increase in our quarterly dividend.

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We remain confident in our ability to deliver both strong consolidated net sales growth and conversion margin improvement for 2018, driven by healthy end markets and continued execution of our strategic initiatives.

With that, I’ll turn the call over to Martie.

Martie Zakas

Thanks Scott, and good morning. I will start with our first quarter consolidated financial results, then review our segment performance. I will then move on to the current and ongoing impact of the new tax legislation.

Consolidated net sales for the 2018 first quarter increased $11.1 million, or 6.6 percent, to $178.3 million. Most of this growth was the $13.8 million increase from Infrastructure, which was partially offset by a $2.7 million decline for Technologies due to lower shipment volumes at Mueller Systems.

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Gross profit improved this quarter by $3.6 million to $55.4 million, and gross margin increased by 10 basis points to 31.1 percent, which we were pleased to see, given the inflationary environment.

Selling, general and administrative expenses were $39.8 million in the quarter and $36.3 million in the first quarter last year. The increase was due primarily to the addition of SG&A at Singer Valve and personnel-related expenses.

Operating income improved 45.8 percent to $20.7 million, and adjusted operating income was $15.6 million in the 2018 first quarter and $15.5 million in the 2017 first quarter. Our adjusted results this quarter excluded a gain of $9.0 million on the sale of an idle facility and expenses of $3.9 million related to strategic reorganization and other charges. As we discussed before, we expect to report expenses related to our previously announced strategic reorganization throughout 2018.

Operating performance was favorably impacted by price, manufacturing productivity improvements and volume, which were almost entirely offset by

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higher material costs and higher SG&A personnel-related expenses, which includes R&D staff and other engineers.

Adjusted EBITDA for the 2018 first quarter increased to $26.0 million, compared with $25.5 million in 2017. For the trailing twelve months, adjusted EBITDA was $164.3 million, or 19.6 percent of net sales.

Net interest expense for the 2018 first quarter decreased by $1.2 million to $5.2 million primarily due to higher interest income this year.

Now onto tax legislation...

On December 22, 2017, tax legislation was enacted that made significant revisions to federal income tax laws. These changes included lowering the corporate income tax rate to 21 percent from 35 percent, overhauling the taxation of income earned outside the United States, and eliminating or limiting certain deductions. The effective date of the tax rate change was January 1, 2018, therefore we are subject to a blended federal tax rate of 24.5 percent throughout our fiscal 2018.

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For the 2018 first quarter, we reported a net income tax benefit of $39.8 million, which was largely driven by a benefit of $42.6 million related to remeasurement of our net deferred income tax liabilities using the enacted tax rates in effect when we expect to recognize the related tax expenses or benefits. Other than this remeasurement benefit, income tax expense was $2.8 million, or 18.3 percent of income before income taxes, which is lower than the statutory tax rate due to the impact of discrete items during the quarter, particularly certain effects of stock compensation transactions.

Also under this legislation, we are subject to a one-time transition tax on undistributed foreign earnings. The amount of this tax is not reasonably estimable at this time, so we have not yet recorded a provision for this tax. We expect to record tax expense for this transition tax later in 2018. Although we will benefit from a lower corporate income tax rate in 2019 compared with our 2018 blended rate, we also expect to be unfavorably impacted by the elimination or reduction of certain deductions that are currently available to us, such as the domestic manufacturing deduction.

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The tax benefit from the remeasurement of our net deferred tax liabilities was excluded from the adjusted net income per share, which was $0.06 for the quarter and $0.04 in 2017.

I’ll now turn to segment performance, starting with Infrastructure.

Net sales for the 2018 first quarter increased $13.8 million, or 9.4 percent, to $160.1 million, primarily due to higher shipment volumes, the addition of Singer Valve and favorable pricing.

Adjusted operating income for the 2018 first quarter increased $1.8 million, or 6.8 percent, to $28.1 million primarily due to increased shipment volumes, favorable pricing and manufacturing productivity improvements, which were partially offset by higher material costs. We experienced higher material costs both year-over-year and sequentially.

Adjusted EBITDA for the 2018 first quarter increased $1.9 million, or 5.4 percent to $37.1 million versus $35.2 million in the 2017 first quarter.

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Moving on to Technologies…

In our 2018 first quarter, net sales decreased $2.7 million to $18.2 million. Echologics’ net sales increased this quarter, however, this growth was more than offset by a relative decline in Mueller Systems’ metering shipments that was primarily due to a difficult comparison with a year ago. As a reminder, through the first six months of last year, Mueller Systems net sales were up over 20% as compared with 2016 when several large projects were at or near peak deployment. Given the project nature of the Mueller Systems business, quarter-over-quarter comparisons are not necessarily meaningful.

Adjusted operating losses were $4.6 million for the 2018 first quarter and $2.2 million for the 2017 first quarter. This decline in adjusted operating results was primarily due to lower shipment volumes previously mentioned.

Now I'll review our liquidity...

Free cash flow, which is cash flows from operating activities of continuing operations, less capital expenditures, was negative $5.9 million for

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the 2018 first quarter and negative $24.1 million for the prior year quarter. Free cash flow was higher this quarter largely due to improved working capital management at Infrastructure and lower income tax payments this quarter compared with the first quarter of last year.

We invested $6.4 million in the quarter for capital expenditures, largely to upgrade our equipment and manufacturing capabilities to further drive productivity improvements and cost savings across the organization.

At December 31, 2017, total debt was comprised of a $478.2 million senior secured term loan due November 2021 and $1.7 million of other. The term loan accrues interest at a floating rate equal to LIBOR plus a margin of 250 basis points. We have interest rate swap contracts that effectively fix the interest rate on $150.0 million of our term loan borrowings at 4.8 percent through September 30, 2021.

Net debt leverage ratio was less than one, and our excess availability under the ABL Agreement was about $96 million.

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I’ll now turn the call to Scott to talk more about our results and updated 2018 outlook.

Scott Hall

Thanks Martie

I'd like to talk now about five key areas for the quarter, the first being net sales growth and then on to operating performance, material cost, pricing, and then finally capital allocation. At that point we'll move on to take a look at our full year outlook.

Starting with net sales growth...

Infrastructure's first quarter net sales growth of 9.4 percent was driven by growth across all our major product lines, which includes valves, hydrants and brass products. We are seeing favorable market dynamics in both our municipal and residential end-markets, and all indications to us are that the

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fundamentals are very good for a healthy demand environment throughout 2018.

Although Technologies' first quarter net sales decreased year-over-year, we were pleased to see a $2.5 million increase in sales of our fixed and mobile leak detection solutions in the quarter. This increase was more than offset by a decline in metering volumes and pipe condition assessment services. As mentioned earlier, the decline in metering shipments this quarter was primarily due to a difficult comparison with a year ago when several large AMI projects were at peak deployment.

Technologies' fixed leak detection solutions continue to win new business and ended the quarter with more business under contract than a year ago. Technologies is focused on growing sales of its AMI and leak detection technologies and improving operating performance over the course of the year.

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On the manufacturing front, I continue to be encouraged by the operating performance at Infrastructure, as we again delivered meaningful cost savings and productivity improvements in the quarter.

We are still experiencing an unfavorable material cost environment that more than offset these improvements, as first quarter material costs rose about 5.5 percent compared with the prior year quarter, or about 1 percent sequentially, which lowered our conversion margin in the quarter.

We believe the impact from higher year-over-year material costs to be less in the second half of 2018, compared to the first half of the year, but still higher than a year ago. We expect to offset these higher material costs with additional productivity improvements and improved pricing. First quarter pricing was up solidly year-over-year and sequentially, but not enough to fully offset the increase to material costs.

As we've stated before, price changes tend to lag changes in input costs. We believe we can satisfactorily address increases in material costs with

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appropriate pricing actions over time. In December, we announced price increases for valves, hydrants and gas products effective in the second quarter in the U.S. and Canadian markets. Over time, we expect our pricing yields to exceed material cost inflation. On a sequential basis, we have improved pricing over each of the last three quarters.

Moving on to capital allocation...

Our capital allocation strategy remains focused on enhancing our position as a water infrastructure company and adding long-term value for our shareholders. We will continue to balance our capital allocation among strategic investments to strengthen and grow the business and returning cash to shareholders.

In conjunction with our strategy to enhance productivity and accelerate product innovation, we believe some of the provisions of the new tax legislation will provide the backdrop to realize more benefit from these investments. For example, the immediate income tax deduction related to

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capital assets placed in service, as well as a lower U.S. federal corporate tax rate, will further enhance our already strong cash position. We are analyzing additional investment opportunities that will help us expand the product portfolio, broaden manufacturing capabilities and efficiencies, and support growth initiatives. As I have previously discussed, I expect near-term capital expenditures to be higher than they have been historically to help support our strategic growth initiatives. Additionally, we will continue to look for strategic acquisitions to expand our product portfolio and geographic footprint.

Since January 2017, we have repurchased $65 million worth of shares and have $185 million remaining as part of our ongoing buyback program. Additionally, we recently declared a 25 percent increase in our quarterly dividend. This is the fourth increase to our quarterly dividend in the last three years.

As we have repeatedly mentioned, we will continue to take a balanced approach in our capital allocation that will seek opportunities on the M&A

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front, reinvest in the business, buy back shares and return earnings to shareholders through dividends.

I'd like to wrap up the call now with a review of our current full year expectations for consolidated results.

I remain confident in our outlook for 2018, which remains unchanged. For our key end markets, we expect residential construction market percentage growth to be in the mid-single digit range, while municipal spending growth will be in the low-single digit range. State and local seasonally-adjusted tax receipts continue to increase year-over-year, as do water rates; both good indicators of future growth.

Our expectations for our operating performance in 2018 remain unchanged. We continue to anticipate that consolidated net sales will grow in the 4 to 7 percent range. Although we did not see strong conversion margins this quarter, we continue to expect our conversion margin will range from 35 to 40 percent in 2018. We are on track to deliver the anticipated cost savings from

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our strategic reorganization, while also increasing investments in new product development, engineering resources and productivity initiatives.

Martie will now provide some final comments on our 2018 outlook.
Thanks Scott....

Turning to some of the other expectations for our 2018 performance... Corporate expenses are expected to be between $33 and $36 million. We expect depreciation and amortization to range from $44 to $46 million, net interest expense to be between $21 and $23 million, and capital expenditures to range from $40 to $48 million. As Scott outlined, we are evaluating possibilities for additional capital expenditures in 2018. We anticipate that our adjusted effective income tax rate for the full year will be between 26 and 29 percent, excluding the one-time transition tax. Based on our current expectations for capital expenditures, we expect free cash flow to be higher than adjusted net income.

With that, Operator, please open this call for questions.

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